Exhibit 99.1

Fathom Holdings Settles Commission Lawsuits

CARY, N.C., September 16, 2024 -- Fathom Realty, a wholly owned subsidiary of Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings for brokerages and agents, today announced that it has reached a nationwide settlement related to claims asserted in Burnett v. The National Association of Realtors., et al.

While we believe the settlement amount is immaterial in GAAP terms, Fathom Holdings is disclosing the details in the spirit of transparency. As part of the settlement, Fathom Realty will pay $500,000 into a settlement fund within 5 days after the settlement is formally approved by the court, $500,000 on or before October 1st, 2025, and $1,950,000 on or before October 1st, 2026. The Company believes that it has, and will generate, adequate funds to make these payments without compromising its business.

Fathom Realty has also agreed to adhere to the rule changes put forth by the National Association of REALTORS.

“Fathom Realty was founded on the principle of delivering unparalleled support to our agents. We believe that this settlement represents the most prudent way forward, enabling our agents to focus on their clients without the distraction of prolonged litigation,” stated Fathom Holdings CEO, Marco Fregenal. “Our unwavering commitment to providing excellent service to our agents, clients, and customers remains steadfast. As we proceed, it is important to note that this settlement is not an admission of liability or an acknowledgment of the validity of any claims made against us. We continue to assert that Fathom never participated in any conspiracy to inflate commissions and continue to believe that due to our flat-fee model, there was no incentive to join any such conspiracy. Entering into a settlement now has the benefits of avoiding ongoing legal fees and removing the demand on the executive team’s time, allowing us to focus on growing our business and ensuring our agents continue to have the opportunity to excel in their service to clients.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: liquidity risk and the possibility the Company might have to raise more money; risks related to acquisitions and the integration of acquisition; risks related to general economic conditions, including interest rates; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the other risk factors set forth from time to time in our SEC filings, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Matt Glover
Gateway Group, Inc.
949-574-3860
FTHM@gateway-grp.com